Filed Pursuant to Rule 433
Registration No. 333-133548
October 18, 2007

Underwriting Agreement dated October 18, 2007

Issuer:	Public Service Company of Oklahoma
Designation:	Senior Notes, Series G, due 2047
Principal Amount:	$225,000,000
Ratings:	Aaa by Moody’s Investors Service, Inc. AAA by Standard & Poor’s Ratings Services
Insurer:	Financial Guaranty Insurance Company
Transaction Date:	October 18, 2007
Settlement Date:	October 25, 2007 (T+5)
Maturity:	September 30, 2047
Redemption Terms:	On or after October 25, 2012 at 100% of the principal amount of the Senior Notes being redeemed, plus accrued interest thereon to the date of redemption
Interest:	6.625% payable quarterly on March 31, June 30, September 30 and December 31, commencing December 31, 2007
Public Offering Price:	100% of the principal amount thereof
Minimum Denomination:	$25.00
Expected Listing:	NYSE
CUSIP:	744533 704
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or UBS Securities LLC toll free at 1-888-722-9555, extension 1088.